Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP
3000 Two Logan Square, Eighteenth and Arch Streets
Philadelphia, PA 19103-2799

troutman.com

December 31, 2020

Trevena, Inc.

955 Chesterbrook Blvd

Suite 110

Chesterbrook, PA 19087

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to (i) the Registration Statement on Form S-3 (Registration No. 333-251006) (as amended from time to time, the “Registration Statement”) filed by Trevena, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) and declared effective on December 4, 2020, which includes a base prospectus (the “Base Prospectus”), and (ii) the prospectus supplement, dated December 31, 2020 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) relating to up to $50,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an indeterminate offering price as set forth in the Prospectus.

We understand that the Shares are to be offered and sold in the manner set forth in the Prospectus pursuant to a Common Stock Sales Agreement, dated April 17, 2019, between the Company and H.C. Wainwright & Co., LLC (the “Sales Agent”), as amended by that certain Amendment No. 1 to Common Stock Sales Agreement, dated December 31, 2020, between the Company and the Sales Agent (as so amended, the “Agreement”), which is being filed with the Commission on the date hereof as Exhibit 1.1 to the Company’s Current Report on Form 8-K.

We have acted as Company counsel in connection with the preparation of the Registration Statement and Prospectus, as well as with the issue and sale by the Company of the Shares pursuant to the Agreement. We are familiar with the proceedings taken by the board of directors of the Company (the “Board”) in connection with the registration of the Shares, the authorization of the execution and delivery of the Agreement and the authorization, issuance and sale of the Shares. We have examined all such documents as we considered necessary to enable us to render this opinion, including but not limited to the Registration Statement, the Prospectus, the Agreement, the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated By-Laws, in effect on the date hereof, certain resolutions of the Board, corporate records and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

Trevena, Inc. December 31, 2020 Page 2

In our examination, we have assumed: (a) the legal capacity of all natural persons; (b) the genuineness of all signatures; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (e) the authenticity of the originals of such latter documents; (f) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; and (g) the absence of any undisclosed modifications to the agreements and instruments reviewed by us. Further, we assumed that no more than 33,333,333 Shares will be sold pursuant to the terms of the Agreement. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws of the State of Delaware, and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that, as of the date hereof, when the Shares have been (i) sold pursuant to the Agreement and duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and (ii) issued by the Company against payment therefor for an aggregate offering price that does not exceed $50,000,000, (a) the sale and issuance of the Shares will have been duly authorized by all necessary corporate action of the Company, and (b) when issued and delivered by the Company against payment therefor as set forth in the Prospectus and the Agreement, the Shares will be validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. Except as otherwise set forth herein, this opinion may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

TROUTMAN PEPPER HAMILTON SANDERS LLP